Exhibit 10.40

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to Employment Agreement is entered into as of December 18, 2012, by and among IFMI, LLC (formerly Cohen Brothers LLC ) (the “Company”), a subsidiary of Institutional Financial Markets, Inc. (formerly Cohen & Company Inc.) (“Parent”), Parent, each of which has its principal place of business at 2929 Arch Street, Philadelphia, PA 19104, and Daniel G. Cohen (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company, Parent and the Executive are parties to that certain Employment Agreement, dated as of February 18, 2010 (the “Original Agreement”), pursuant to which, effective as of December 17, 2009, the Executive was employed as, and continues to serve as, the Chairman, Chief Executive Officer and Chief Investment Officer of the Company and as the Chairman and Chief Executive Officer of Parent; and

WHEREAS, in accordance with Section 7.6 of the Original Agreement, the Company, Parent and the Executive desire to amend the Original Agreement in accordance with the terms and provisions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendment to Section 5.2(b)(ii) of the Original Agreement: Section 5.2(b)(ii) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) the Executive shall receive a single-sum payment of an amount equal to 3.0 times either (a) if such termination or non-renewal occurs prior to February 18, 2013, the highest Base Salary paid to Executive in any calendar year prior to the date of such termination or non-renewal; or (b) if such termination or non-renewal occurs following February 18, 2013, the average of the Base Salary amounts paid to Executive over the three calendar years prior to the date of such termination or non-renewal; provided, however, that in the event that the applicable calculation under either clause (a) or (b) of this Section 5.2(b)(ii) yields less than Three Million Dollars ($3,000,000.00), then Executive shall receive a single-sum payment of Three Million Dollars ($3,000,000.00) in lieu of such amount; and”

2.	Effects of this Amendment. Except as amended by this Amendment, the Original Agreement shall remain in full force and effect.

3.	Amendment. This Amendment may be modified or amended only by a written agreement executed by all of the parties hereto.

4.	Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

5.	Counterparts. This Amendment may be executed in one or more counterparts with the same effect as if all of the parties had signed the same document, which delivery may be by telecopier or facsimile. All counterparts shall be construed together and shall constitute one and the same instrument.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and without the aid of any canon, custom or rule of law requiring construction against the draftsperson and without regard to any applicable principles of conflicts of law or choice of law.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Employment Agreement as of the date first above written.

IFMI, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name: Joseph W. Pooler, Jr.
Title: Chief Financial Officer

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:	/s/ Joseph W. Pooler, Jr.
Name: Joseph W. Pooler, Jr.
Title: Executive Vice President, Chief
Financial Officer and Treasurer

EXECUTIVE

/s/ Daniel G. Cohen

Daniel G. Cohen